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                                                                    Exhibit 23.9

                        CONSENT OF INDEPENDENT AUDITORS

   As independent auditors, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (Amendment No. 1) of our report dated March 9, 1999, with respect to the consolidated balance sheets of A2000 Holding N.V. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the Form 8-K of United International Holdings, Inc. (d/b/a UnitedGlobalCom, Inc.) dated June 28, 1999. We also consent to the reference to our firm under the caption "Experts".

                                         /s/ Arthur Andersen

Amstelveen, The Netherlands

September 14, 1999